Exhibit 4.5

BP p.l.c.

RULES OF THE

BP P.L.C. TRADING DEFERRED ANNUAL BONUS PLAN 2025

Shareholders’ Approval of Share Award Plan:	17 April 2025

Designated Corporate Officer’s Adoption on behalf of the Company:	22 April 2025

Expiry Date:	17 April 2035

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Ref 01/140

i

Rules of the BP p.l.c. Trading Deferred Annual Bonus Plan 2025

Introduction

This Plan sets out the terms on which shares may be provided to employees who work in the Company’s Supply, Trading, & Shipping function. Any Bonus, over a prescribed threshold, awarded to employees selected for participation in the Plan will be granted in the form of an award of:

•	Restricted Share Units giving them a conditional entitlement to receive Shares for free on vesting; and/or

•	Restricted Shares which are issued or transferred to them on grant on the basis that they must be returned to the extent the award lapses before vesting.

The conversion of Restricted Share Units into Shares and subsequent release of those shares is subject to continued employment until the applicable vesting dates and subject to any applicable retention period.

This is a Sub-Plan of the BP Share Award Plan 2025 as described in rule 2 (Sub-Plans) of the BP Share Award Plan 2025.

1	Definitions

1.1	In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company;

“ADS” means an American depositary share representing ordinary shares of the Company;

“Award” means a conditional right to receive Shares, each of which can take the form of Restricted Shares or Restricted Share Units, and includes an Award which has continued during a Retention Period (and includes a Tranche where the context so admits);

“Award Date” means the date on which an Award is granted under rule 2.8 (Terms set at grant);

“Bonus” means any amount which would, but for participation in the Plan, be payable under any bonus plan created for BP’s Supply, Trading, & Shipping function, or such other arrangement as the Designated Corporate Officer may designate for this purpose;

“Change of Control” means:

(i)

a person (or group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company as the result of a general offer to acquire Shares becoming or being declared wholly unconditional; or

(ii)

a court sanctioning a compromise or arrangement in connection with the acquisition of Shares under Section 895 of the Companies Act 2006 or equivalent procedure under local legislation pursuant to which a person (or group of persons) obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company; or

(iii)

if the Designated Corporate Officer, in their discretion so decide, a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way;

“Clawback Period” means the period during which the Designated Corporate Officer can decide, under rule 7 (Malus and clawback) that clawback will apply to the Award, being the period as set out in the applicable malus and clawback terms, or if no such period is specified, the period from the date on which the Award Vests until the sixth anniversary of the Award Date;

“Company” means BP p.l.c.;

“Condition” means any condition to which an Award is subject;

“Dealing Restrictions” means any restriction on dealing in securities imposed by regulation, statute, order, directive or any code adopted by the Company, as varied from time to time;

“Deferral Percentage” means the percentage of a Participant’s Bonus which will be received in the form of an Award as determined under rule 2.5 (Number of Shares subject to Awards);

“Designated Corporate Officer” means the Chief Executive Officer of the Company or such other senior level leader (or their delegate(s)) authorised from time to time under the Company’s delegations of authority (or in each case any duly authorised delegate(s) of such person(s));

“Dividend Equivalent” means an amount (payable in cash or Shares) linked to dividends on the number of Shares in respect of which a Restricted Share Unit Vests as determined under rule 4.2 (Dividend equivalents – Awards);

“Employee” means (other than in respect of rule 11.1 (Terms of employment)) any employee of a member of the Group excluding an executive director of the Company;

“Financial Year” means the financial year of the Company from time to time;

“Grantor” means the Company or any other entity which agrees to satisfy an Award under the Plan;

“Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)

any other company which is associated with the Company and is so designated by the Designated Corporate Officer and, for the avoidance of doubt, a company may be treated as an associated company for some purposes or in relation to some Participants but not in relation to others;

“Investment Association” means the trade association for UK investment managers, known as the Investment Association, with registration number 4343737;

“London Stock Exchange” means London Stock Exchange plc;

“Market Value” means, on any date, the market value determined by the Designated Corporate Officer in such manner as they consider reasonable (which, without limitation, may use an average price over a period ending on that date and which may be different for different purposes under the Plan);

“New Issue Share” means Shares to be allotted by the Company;

“Participant” means a person holding (or who previously held) an Award or their personal representatives;

“Plan” means these rules known as “The BP p.l.c. Trading Deferred Annual Bonus Plan 2025” as changed from time to time, and “Plan Rules” will be construed accordingly;

“Plan Administrator” means the person or persons appointed by the Designated Corporate Officer as the plan administrator for the purposes of this Plan;

“Remuneration Rules” means, in relation to any Employee or Participant, the remuneration codes, regulations, guidance and/or regulatory expectations which apply to the Employee or Participant from time to time;

“Restricted Share Agreement” means the agreement referred to in rule 3.2 (Documentation and transfer of Restricted Shares);

“Restricted Share” means a Share held in the name of or for the benefit of a Participant subject to the Restricted Share Agreement;

“Restricted Share Unit” means a conditional entitlement to a receive Shares for free;

“Retention Period” means any period during which any restrictions apply to an Award or the Shares subject to an Award following Vesting as referred to in rule 6 (Retention Period);

“Retention Shares” means the Shares which are subject to a Retention Period;

“Shares” means fully paid ordinary shares in the capital of the Company and includes ADSs where appropriate (see rule 5.7.1);

“Share Award Plan” means the BP Share Award Plan 2025 approved by shareholders on 17 April 2025 as amended from time to time;

“Sub-Plan” means any plan, agreement or other arrangement created or designated by the Designated Corporate Officer in accordance with the Share Award Plan;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Tranche” means, in respect of any Vesting Date, the number of Shares which would Vest on each Vesting Date under rule 5.1 (Time of Vesting);

“Vesting” means, subject to the rules and the terms set at grant under rule 2.8 (Terms set at grant) and subject to any Retention Period:

(i)	in relation to Restricted Share Units, a Participant becoming entitled to have the Shares issued or transferred to them; and

(ii)	in relation to Restricted Shares, the restrictions set out in the Restricted Share Agreement ceasing to have effect,

and “Vesting” shall include the terms “Vest” and “Vested”; and

“Vesting Date” is a date on which an Award (or a Tranche of an Award) Vests, in accordance with rule 5.1 (Time of Vesting).

2	Granting Awards

2.1	Award terms

All Awards granted under this Plan are subject to the terms of the Plan.

2.2	Eligibility

The Designated Corporate Officer may select to participate in the Plan in respect of a Financial Year:

2.2.1	any Employee of a member of the Group; or

2.2.2	any person who was an Employee of a member of the Group at any time during the Financial Year and who remains eligible to receive a Bonus in respect of the Financial Year; and

2.2.3	whose Bonus is above a designated financial level.

Executive directors of the Company (or former executive directors of the Company) will not be selected to participate in the Plan.

2.3	Regulatory override

Nothing in these rules or the terms of any Award will oblige any member of the Group or any other person to make any payment which would be inconsistent with the Remuneration Rules. If the Designated Corporate Officer determines that payment of any part of an Award would be so inconsistent, they may:

2.3.1	amend the Plan or the terms of the Award under rule 10 (Changing the Plan and termination);

2.3.2	adjust (including to nil and/or retrospectively) the number of Shares or method for valuing Shares or amount of cash payable under the Award; and/or

2.3.3	delay, and/or impose additional conditions on the Vesting or payment/settlement of an Award and/or the ending of a Retention Period.

2.4	Deferral Percentage

When the Designated Corporate Officer selects a person to participate in the Plan in respect of a Financial Year, he or she will determine the Deferral Percentage for that person for that Financial Year or how the Deferral Percentage will be determined.

2.5	Number of Shares subject to Awards

The number of Shares subject to the Award will be the Deferral Percentage of any Bonus for that Financial Year divided by the Market Value of a Share on the Award Date and rounded down to the nearest whole Share. Any balance of the Bonus will be paid to the Participant in cash or such other form as the Designated Corporate Officer may determine.

2.6	Timing of Awards

2.6.1	Subject to the rest of this rule, Awards may be granted at any time.

2.6.2	No Awards may be granted when grants are prevented by Dealing Restrictions.

2.6.3	No Awards may be granted after 17 April 2035 or such earlier date as the Designated Corporate Officer may specify.

2.7	Plan limits

An Award that may be settled in New Issue Shares may only be granted if the number of Shares committed to be issued under that Award would not exceed 10 per cent (or such higher percentage set from time to time by the Investment Association) of the ordinary share capital (adjusted for share issuance and cancellation) of the Company in issue immediately before the date of grant, when aggregated with outstanding Awards granted under any Sub-Plan, or under any other employee share plan operated by the Company, in the previous 10 years (or such longer period as set from time to time by the Investment Association).

2.7.1	When calculating the limits in this rule 2.7, Shares will be ignored:

(i)	where the right to acquire them is released, declined, forfeited or lapses; or

(ii)	which are committed to be issued under any Dividend Equivalent.

2.7.2	As long as so required by the Investment Association, Shares transferred from treasury to satisfy Awards are counted as a part of the ordinary share capital of the Company, and as New Issue Shares.

2.7.3	The precise method for calculating the limits in this rule 2.7 shall, subject to these rules, be determined by the Designated Corporate Officer from time to time in their discretion.

2.7.4	If the Grantor tries to grant an Award which is inconsistent with this rule 2.7, the Award will be limited and will take effect from the Award Date on a basis consistent with this rule 2.7.

2.7.5	No Shares will be issued under the Plan if it would cause UK Listing Rule 6.2.22 (Shares in public hands) to be breached.

2.8	Terms set at grant

When granting an Award, the Designated Corporate Officer will set the following terms:

2.8.1	whether the Award is over Shares or ADSs;

2.8.2	what form the Award will take;

2.8.3	the number of Shares subject to the Award;

2.8.4	the terms of any Condition or any other condition to which the Award is subject;

2.8.5	whether or not a Retention Period will apply and if so, when it will normally end and how the number of Retention Shares will be determined;

2.8.6	whether or not the Award carries a Dividend Equivalent;

2.8.7	the Award Date;

2.8.8	the Vesting Date(s); and

2.8.9	whether the Award will be cash settled as described in rule 5.7 (Cash and Share alternative).

2.9	Conditions

2.9.1

The Vesting of an Award may be subject to the satisfaction of Conditions specified at the Award Date. Conditions may be different for different Participants. If Conditions apply, a Participant will be notified of the Conditions in such manner as the Company decides.

2.9.2

The Company, subject to the approval of the Designated Corporate Officer, may change any Condition if anything happens which causes the Designated Corporate Officer to consider it appropriate to do so.

2.9.3	Notwithstanding anything else in the Plan, Awards will only Vest to the extent that any Conditions are satisfied.

2.10	No payment

A Participant is not required to pay for the grant of an Award.

2.11	Disclaimer of Awards

Any Participant may disclaim all or part of an Award within 80 days after the Award Date by notice in writing to any person nominated by the Company. If this happens, the Award will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer.

3	Documentation of Awards

3.1	Documentation of Restricted Share Units

An Award of Restricted Share Units will be documented in such manner as the Designated Corporate Officer may decide and the Participant will be notified of the grant of the Award and the terms set under rule 2.8 (Terms set at grant) in writing.

3.2	Documentation and transfer of Restricted Shares

3.2.1	Where an Award takes the form of Restricted Shares, the Participant must (if required by the Designated Corporate Officer) enter into:

(i)

an agreement with the Grantor that to the extent that the Award lapses under the Plan, the Shares are forfeited and they will immediately transfer their interest in them, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor;

(ii)	any tax elections required by the Designated Corporate Officer; and

(iii)	any other documentation which the Designated Corporate Officer considers necessary or desirable to give effect to the terms of the Award, including a power of attorney or blank share transfer form.

3.2.2	If the Participant does not do so within a period specified by the Designated Corporate Officer, the Award will lapse at the end of that period.

3.2.3

On or after the grant of an Award of Restricted Shares, the Grantor will procure that the relevant number of Shares is issued or transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan. Where applicable, the share certificates or other documents of title relating to any Restricted Shares may be retained by the Grantor.

4	Before Vesting

4.1	Voting and dividends

4.1.1

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to Restricted Share Units until the Shares are issued or transferred to the Participant.

4.1.2	Except to the extent specified in the Restricted Share Agreement and these rules, a Participant will have all rights of a shareholder in respect of Restricted Shares until the Award lapses.

4.1.3

Any securities which the Participant receives in respect of Restricted Shares as a result of an event described in rule 4.4 (Adjustment of Awards) will, unless the Designated Corporate Officer decides otherwise, be subject to the same restrictions as the corresponding Restricted Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number he or she would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

4.2	Dividend equivalents – Awards

An Award may be notionally increased to take account of any dividends that (unless the Designated Corporate Officer determines otherwise) would have had a record date and been paid on the Shares subject to the Award before Vesting. Dividend Equivalents shall be subject to the rules of this Plan and the terms of the Award by reference to which they were granted, including the same Vesting Dates (to the extent settled in Shares) and any applicable withholdings.

The Designated Corporate Officer may at any time decide to disapply this rule 4.2 in relation to all or part of a special dividend or dividend in specie which may otherwise be included in this rule 4.2.

4.3	No transfer or hedging

Unless agreed by the Designated Corporate Officer, a Participant may not sell, transfer, assign, hedge, charge or otherwise dispose of an Award or any rights in respect of an Award and must not enter into any transaction which transfers the risk of price movements with regard to the Shares subject to an Award. If they do, whether voluntarily or involuntarily, then that Award will immediately lapse unless determined otherwise by the Designated Corporate Officer. This rule 4.3 does not apply:

4.3.1	to the transmission of an Award on the death of a Participant to their personal representatives; or

4.3.2	to the assignment of an Award, with the prior consent of the Designated Corporate Officer, subject to any terms and conditions the Designated Corporate Officer may impose.

4.4	Adjustment of Awards

4.4.1	If there is:

(i)	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

(ii)	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the of the Corporation Tax Act 2010; or

(iii)	a special dividend or distribution; or

(iv)	any other corporate event which might affect the current or future value of any Award,

the Designated Corporate Officer may adjust the number or class of Shares or securities subject to the Award.

4.4.2

Subject to the Restricted Share Agreement, a Participant will have the same rights as any other shareholders in respect of Restricted Shares where rule 4.4.1 applies. Any shares, securities or rights allotted to a Participant as a result of such an event will be:

(i)	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Restricted Shares in respect of which the rights were conferred; and

(ii)	subject to the rules of the Plan and the terms of the Restricted Share Agreement,

provided that this will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number the Participant would have acquired on a sale of sufficient rights issued nil-paid to take up the balance of the rights.

5	Vesting

5.1	Time of Vesting

Subject to the rest of these rules, an Award will Vest:

5.1.1	as to one third of the Shares subject to it on the first of anniversary of the Award Date;

5.1.2	as to one half of the balance on the second anniversary of the Award Date; and

5.1.3	as to the balance on the third anniversary of the Award Date; or

in any case, if later, the date on which the Designated Corporate Officer determines the extent to which any Condition is satisfied (which he or she will do as soon as practicable following the relevant Vesting Date).

5.2	Delayed Vesting

Without limiting rule 7.3 (Malus), Vesting may, at the Designated Corporate Officer’s discretion, be delayed in respect of a Participant’s Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

5.2.1	the Participant is subject to any Investigation;

5.2.2	the Participant’s employment has terminated or is about to terminate in circumstances where it is not clear whether the Award should lapse under rule 6.2.1;

5.2.3	a matter which may otherwise involve or affect that Participant has been referred to the Designated Corporate Officer for review under rule 7 (Malus and clawback); or

5.2.4	the Designated Corporate Officer considers that it is necessary or appropriate to defer Vesting.

In these cases, Vesting will not occur unless and until the Designated Corporate Officer determines that the Award should Vest.

“Investigation”, for the purpose of this rule 5.2, means any enquiry or investigation by any member of the Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any member of the Group against a Participant.

5.3	Dealing Restrictions

If Vesting or the issue or transfer of Shares in satisfaction of an Award is prevented by any Dealing Restriction, the period for Vesting, issue or transfer will be delayed for that Award until the Dealing Restriction no longer applies.

5.4	Consequences of Vesting

5.4.1

If an Award takes the form of Restricted Share Units, as soon as reasonably practicable after Vesting, the Grantor will arrange for the release of the Award and then the issue or transfer to, or to the order of, the Participant, of the number of Shares in respect of which the Award has Vested.

5.4.2	To the extent an Award of Restricted Shares Vests, the restrictions referred to in rule 3 (Documentation of Awards) and contained in the Restricted Share Agreement will cease to apply.

5.5	Dividend Equivalent

If the Award carries a Dividend Equivalent, it will be paid in cash or additional Shares at the time the Award is satisfied.

5.6	Lapse

If any Restricted Share Units lapse, a Participant will have no rights in respect of them. If any Restricted Shares lapse, the Participant will immediately transfer the Shares as described in rule 3.2.1(i) and the Restricted Share Agreement.

5.7	Cash and Share alternative

5.7.1

The Grantor may, subject to the approval of the Designated Corporate Officer, satisfy Restricted Share Units by paying the Participant an amount in cash (subject to rule 11.2 (Tax)) which is equivalent to the number of Shares in respect of which the Award Vests.

5.7.2

Where a Participant becomes entitled to a cash payment under these rules, subject to the approval of the Designated Corporate Officer, the Grantor can satisfy that entitlement by issuing or transferring a number of Shares (subject to rule 11.2 (Tax)) which have an equivalent value.

5.7.3	The amount which is equivalent to the number of Shares or the amount of cash will be determined in the sole discretion of the Plan Administrator.

5.8	ADSs

The Plan Administrator may determine that certain Restricted Share Units will be in respect of ADSs and references in these rules to Shares, Awards and dividends shall be construed accordingly.

6	Retention Period

This rule 6 applies if the Designated Corporate Officer determines under rule 2.8 (Terms set at grant) that an Award is subject to a Retention Period.

6.1	How the Retention Period will apply to an Award

6.1.1	Before any Restricted Share Unit Vests, the Designated Corporate Officer will determine whether:

(i)	the Award will continue in respect of the Retention Shares through the Retention Period (subject to this rule 6) (“Deferral of Vesting”); or

(ii)	the Retention Shares will be issued or transferred into the beneficial ownership of the Participant and held in accordance with this rule 6 (“Owned Shares”).

In the case of Restricted Shares, the Restricted Shares will continue to be held as described in rule 3.2.3 but as Owned Shares subject to this rule 6.1.1.

6.1.2

Deferral of Vesting: Where the Designated Corporate Officer determines that the Award will continue through the Retention Period, they shall calculate the number of Shares which Vest in accordance with rule 5 (Vesting) but the Retention Shares will only be issued or transferred or cash paid under rule 5.4 (Consequences of Vesting) at the end of the Retention Period and subject to this rule 6.

6.1.3

Owned Shares: Where the Designated Corporate Officer has determined that Owned Shares will be issued or transferred to the Participant, they will calculate the number of Shares which Vest in accordance with these rules and will issue or transfer the beneficial ownership of the Retention Shares (if not already held in respect of an Award of Restricted Shares), for no consideration, to any person specified by the Designated Corporate Officer to be held during the Retention Period under this rule 6.

6.1.4

If required to do so by the Designated Corporate Officer, the Participant must enter into an agreement setting out the basis on which the Retention Shares will be held under this rule 6. If the Participant does not do so in the manner and within the timeframe specified by the Designated Corporate Officer, the Award will lapse and the Retention Shares will not be issued or transferred (or will be forfeited if already issued or transferred).

6.1.5

If the Retention Shares have already been transferred to the Participant or to another person to be held for the benefit of the Participant, the Participant will immediately transfer their interest in the Retention Shares, for no consideration or for nominal consideration, to any person (which may include the Company, where permitted) specified by the Designated Corporate Officer.

6.2	Retention Period and tax

6.2.1

Where tax is payable before the end of the Retention Period, then rule 11.2 (Tax) will apply and Shares may be sold or the number of Shares under Award reduced under that rule. To the extent they are sold and/or reduced, the Retention Period will apply in respect of the remainder of the Shares.

6.2.2

The Participant must enter into any elections in relation to Retention Shares required by the Designated Corporate Officer, including tax elections. If the Participant does not do so in the manner and within the timeframe specified by the Designated Corporate Officer, the Award will lapse at the end of that period and the Retention Shares will not be issued or transferred (or they will be forfeited if already issued or transferred).

6.3	Rights during the Retention Period

6.3.1	Owned Shares: The following additional provisions will apply to Owned Shares during the Retention Period:

(i)

The Participant will be entitled to vote (or to give instructions as to voting) and to receive dividends and have all other rights of a shareholder in respect of the Owned Shares from the date the Participant becomes the beneficial owner.

(ii)	The Participant may not transfer, assign or otherwise dispose of the Owned Shares or any interest in them (or instruct anyone to do so) except in the case of:

(a)	the sale of sufficient entitlements nil-paid in relation to an Owned Share to take up the balance of the entitlements under a rights issue or similar transaction; or

(b)	to fund any tax in accordance with rule 6.2 (Retention Period and tax); or

(c)	Shares becoming subject to (or the Participant agreeing to approve or vote in favour of) a Change of Control or a transaction contemplated by rule 9 (Corporate events); or

(d)	in any other circumstances if the Designated Corporate Officer so allows.

(iii)

Any securities which the Participant receives in respect of Owned Shares as a result of an event described in rule 4.4 (Adjustment of Awards) during the Retention Period will, unless the Designated Corporate Officer decides otherwise, be subject to the same restrictions as the corresponding Owned Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that they exceed the number they would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

(iv)	For the avoidance of doubt, clawback (under rule 7.4 (Clawback)) will apply to the Owned Shares during the Retention Period.

6.3.2	Deferral of Vesting: The following provisions will apply during the Retention Period where an Award continues through the Retention Period:

(i)	Except as required under rule 6.2 (Retention Period and tax), the Participant will have no rights in respect of the Retention Shares until the Shares are acquired at the end of the Retention Period.

(ii)	The Participant may not transfer, assign or otherwise dispose of the Retention Shares subject to any Award or any interest in them.

(iii)	If the Award carries a Dividend Equivalent, rule 4.2 (Dividend equivalents – Awards) may apply from the Award Date until the end of the Retention Period.

(iv)	For the avoidance of doubt, malus under rule 7.3 (Malus) will continue to apply throughout the Retention Period.

6.4	Leaving employment and the Retention Period

6.4.1

Subject to rule 8.6 (Retention Period on death and leaving), if the Participant leaves employment during the Retention Period rule 8 (Leaving employment) will not apply and the Retention Period will continue to apply after the Participant has left employment, unless the Designated Corporate Officer decides otherwise.

6.4.2	If a Participant leaves employment before the start of the Retention Period and the Award does not lapse, the Designated Corporate Officer may decide that the Retention Period will not apply.

6.4.3

If the Participant leaves employment during the Retention Period in circumstances in which their employment could have been terminated without notice or otherwise due to the Participant’s misconduct, the Award will lapse.

6.5	Forfeiture of Owned Shares

To the extent that Owned Shares are forfeited under rule 6.4.3 (Leaving employment and the Retention Period) or rule 7 (Malus and clawback), the Participant will, or is deemed to consent to, the immediate transfer of their beneficial ownership of the Owned Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Designated Corporate Officer.

6.6	End of the Retention Period

6.6.1	The Retention Period will end on the earliest of the following:

(i)	the date on which the Retention Period will normally end, as set by the Designated Corporate Officer in relation to the Award under rule 2.8 (Terms set at grant);

(ii)	the date on which the Designated Corporate Officer decides that the number of Retention Shares is sufficiently small that the continuation of the Retention Period is not warranted;

(iii)	the date on which the Participant dies; and

(iv)	the date of a Change of Control or other transaction described in rule 9 (Corporate events), unless the Award is exchanged.

6.6.2	Owned Shares: At the end of a Retention Period, the restrictions relating to Owned Shares in rule 6.3.1 will cease to apply and the Shares will be transferred to the Participant or as they may direct.

6.6.3	Deferral of Vesting: At the end of a Retention Period, the Award will Vest under rule 5 (Vesting) to the extent determined under rule 6.1 (How the Retention Period will apply to an Award).

7	Malus and clawback

7.1	Application of malus and clawback

An Award and a Participant shall be subject to:

7.1.1	any malus and/or clawback terms as set out at rule 7.2 (Minimum malus and clawback circumstances);

7.1.2	any malus and/or clawback terms of the Award;

7.1.3	any policy that provides for malus or clawback as operated by any business unit and/or member of the Group from time to time; and

7.1.4	any contractual terms between the Participant and any member of the Group which provide for malus or clawback,

and, in the case of clawback, clawback may be applied during the Clawback Period.

7.2	Minimum malus and clawback circumstances

The minimum malus and clawback circumstances are:

7.2.1

The Participant has engaged in conduct (including, but not limited to, a violation of the Company’s code of conduct (as amended from time to time)) which the Designated Corporate Officer considers was contrary to the legitimate expectations of the Company for an Employee in the Participant’s position (or the position occupied by the Participant before they left the Group).

7.2.2

The performance of the Participant or the team, business area, member of the Group or profit centre in which the Participant works has fallen materially below the level expected at the time of grant of the Award.

7.2.3	Results announced for any period have been restated or subsequently appeared materially financially inaccurate or misleading as determined by the Designated Corporate Officer.

7.2.4

A business unit or profit centre in which the Participant works or has worked has made a material financial loss as a result of circumstances that could reasonably have been risk-managed, and which leads to or is likely to create reputational damage to the Group.

7.2.5

Any team, business area, member of the Group or profit centre in which the Participant works or has worked has been the subject of any regulatory investigation or has been in breach of any laws, rules or codes of conduct applicable to it or the standards reasonably expected of it.

7.2.6

The Designated Corporate Officer determines that material reputational damage has been caused to the Group or any member of the Group for which the Participant is responsible or accountable and which could have been reasonably avoided or mitigated.

7.2.7

The Designated Corporate Officer determines that, as a result of any miscalculation or use of incorrect information by the Company or any member of the Group (or any of their directors, employees or agents), the benefit received or receivable by the individual on Vesting of an Award (or exercise of an option) would be, is or was incorrect.

7.2.8

The Designated Corporate Officer determines there has been a significant environmental / health & safety failure or other material risk management failure within the Group for which the Participant is responsible or accountable.

7.2.9	There has been a significant deterioration in the financial health of the Group or any member of the Group.

7.2.10	The Participant owes (for any reason, including as a debt) money to the Company or any member of the Group.

7.2.11

The Participant has ceased to be an Employee but has retained all or any portion of their Award for any reason, and the Participant either joins a Competitor Organisation of any member of the Group, and/or solicits Employees of any member of the Group to exit their Group employment, within 12 months of ceasing to be an Employee. The Designated Corporate Officer will have the sole discretion to determine the definition of “Competitor Organisation”.

7.2.12	Any other event as a result of which the Designated Corporate Officer considers that the application of this rule is appropriate.

7.3	Malus

Where the Designated Corporate Officer decides that malus will apply to a Participant then the Designated Corporate Officer may determine:

7.3.1	the Award will lapse or, in the case of Owned Shares, will be forfeited, wholly or in part as they may determine; and/or

7.3.2	any future Vesting Date or any Retention Period for any Award will be extended by such period as they may determine; and/or

7.3.3

if the Award has already Vested but Shares have not yet been released (because of, for example, any Dealing Restrictions), a reduced number of Shares as determined by the Designated Corporate Officer (including nil) will be released to the Participant.

7.4	Clawback

Where, during the Clawback Period, the Designated Corporate Officer decides that clawback will apply to a Participant, then the Participant must transfer to, or to the order of, the Company, for no consideration, a number of Shares equal to the gross number of Shares which they acquired pursuant to any Award (or such lesser number as the Designated Corporate Officer may determine), or pay to, or to the order, of the Company an amount equal to the Market Value of such Shares (as at such date as the Designated Corporate Officer may determine) or the gross amount of cash (or such lesser amount as the Designated Corporate Officer may determine) which was paid pursuant to the Award (which shall be a debt immediately due and payable) and for which purpose the Designated Corporate Officer may decide that:

7.4.1

any Award, bonus or other benefit which might have been granted, Vested or paid to the Participant under this or any other arrangement will be reduced, be treated as never having been awarded or will not Vest; and/or

7.4.2

to the extent permitted by law, any amount payable in respect of the clawback may be deducted from any amount that is otherwise payable to the Participant by any member of the Group, including salary or bonus.

7.5	General

7.5.1

For the avoidance of doubt, circumstances described in rule 7.2 (Minimum malus and clawback circumstances) can arise even if the Participant was not responsible for the event in question or if it happened before or after the Vesting Date or grant of an Award.

7.5.2

The Designated Corporate Officer may reduce the number of Shares subject to any Award, or lapse an Award in full, to give effect to the operation of malus and/or clawback pursuant to any other incentive arrangement operated by any member of the Group.

7.5.3	Malus and/or clawback may be applied differently for different Participants or for different Awards held by the same Participant in relation to the same event.

7.5.4	The Designated Corporate Officer will notify the Participant of any application of malus or clawback.

7.5.5	Without limiting rule 11.1 (Terms of employment), the Participant will not be entitled to any compensation in respect of any application of malus or clawback.

8	Leaving employment

8.1	General rule on leaving employment

Subject to rule 8.2 (Exceptions) and rule 8.5 (Death), an Award will lapse if the Participant leaves employment before the relevant Vesting Date.

8.2	Exceptions

8.2.1

Subject to rules 8.7 (Early Vesting), 8.9 (Transfer) and 8.10 (Career breaks), an Award will not lapse and the rules will continue to apply if a Participant leaves employment before the Award Vests due to:

(i)	ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)	the Participant’s employing company ceasing to be a member of the Group;

(iii)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a member of the Group;

(iv)	redundancy; or

(v)	any other reason if the Designated Corporate Officer so decides in a particular case.

8.2.2

The Designated Corporate Officer must exercise any discretion provided for in rule 8.2.1(v) within 80 days after they become aware of the cessation of the relevant Participant’s employment and, where the discretion is not exercised in favour of the Participant, the Awards will be treated as having lapsed on the date of cessation.

8.2.3	Vesting of the Award on or after leaving employment will be subject to any applicable Condition and any such additional conditions or requirements as the Designated Corporate Officer may impose.

8.2.4

Unless the Designated Corporate Officer decides otherwise and other than in the case where the Participant leaves employment due to ill-health, injury or disability within rule 8.2.1(i) above, the number of Shares in respect of which the Award Vests will be reduced either: (i) to reflect the proportion of the period between the Award Date and the normal Vesting Date which had elapsed by the date the Participant leaves employment; or (ii) on any other basis as determined by the Designated Corporate Officer.

8.3	Leaving after the Vesting Date but before the release of Awards

If a Participant leaves employment after a Vesting Date but before the release of Awards (because of, for example, any Dealing Restrictions), then the Award will not lapse and the rules will continue to apply.

8.4	Exchange of awards on a sale of employer

If the Designated Corporate Officer, with the agreement of any relevant purchaser, so decides before the event referred to in rule 8.2.1(ii) or 8.2.1(iii) takes effect, Awards will not Vest but will instead be exchanged. In this case, the provisions governing the exchange set out in rule 9 (Corporate events) will apply (and for which purpose the “Acquiring Company” will mean the relevant purchaser or any company nominated by the relevant purchaser and approved by the Designated Corporate Officer).

8.5	Death

8.5.1	If a Participant dies, their Award will Vest subject to rule 8.5.2 on the date of death and where relevant will lapse as to the balance.

8.5.2	If the Award is subject to a Condition, rule 8.7.2 will apply or the Designated Corporate Officer may decide to waive the Condition.

8.5.3	For the avoidance of doubt, the Designated Corporate Officer may decide to satisfy the Vesting of Restricted Share Units in cash calculated in accordance with rule 5.7 (Cash and Share alternative).

8.5.4

The Grantor will only arrange for Shares to be issued or transferred, or cash paid to the personal representatives of a deceased Participant if they have produced such evidence as the Designated Corporate Officer may require of their status as such. The receipt by any person who has produced such evidence will discharge the Grantor from any obligation to the Participant or their estate.

8.6	Retention Period on death and leaving

If a Participant leaves employment because of ill-health, injury or disability, as established to the satisfaction of the Company, the Designated Corporate Officer may decide that:

8.6.1	the Retention Period will not apply to any Award which Vests as a result; and/or

8.6.2	any Retention Period which started before the Participant left employment will come to an end.

If a Participant dies, no Retention Period will apply to any Awards which Vest, and any Retention Period which has already started will come to an end.

On leaving in other circumstances, see rule 6.4 (Leaving employment and the Retention Period).

8.7	Early Vesting

8.7.1

If rule 8.2 (Exceptions) applies, the Designated Corporate Officer may decide that the Participant’s Award will Vest, to the extent described in that rule, on the date of leaving employment or a later date determined by the Designated Corporate Officer.

8.7.2

In these circumstances, if the Award is subject to any condition (including a Condition), the Designated Corporate Officer will determine the extent to which it is satisfied on the date of Vesting in accordance with its terms or, if not specified in those terms, they will estimate the extent to which it would be satisfied in such manner as they consider reasonable.

8.7.3	The Award will lapse to the extent it does not Vest.

8.8	Meaning of “leaving employment”

8.8.1

Subject to rule 8.8.2, a Participant will only be treated as “leaving employment” when they are no longer an Employee of any member of the Group, as determined by the Designated Corporate Officer, and may not be treated as leaving employment if they commence employment with a member of the Group within one month (or such longer period as the Designated Corporate Officer may allow) of leaving.

8.8.2	The Designated Corporate Officer may decide that a Participant will be treated as leaving employment on the date they give or are given notice terminating their office or employment.

8.8.3	The Designated Corporate Officer may exercise any discretion under this rule 8 differently in relation to different Awards held by the same Participant.

8.9	Transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax resident status and, as a result they would:

8.9.1	suffer a tax disadvantage in relation to their Award (this being shown to the satisfaction of the Designated Corporate Officer); or

8.9.2

become subject to restrictions on their ability to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on Vesting because of the securities laws or exchange control laws of the country to which the Participant is transferred, then the Designated Corporate Officer may decide that the Award will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent the Designated Corporate Officer permits and will lapse as to the balance.

8.10	Career breaks

8.10.1

If a Participant is on a career break on the date that their Awards would ordinarily Vest under the Plan, then unless the Designated Corporate Officer determines otherwise in any particular case, the Awards will Vest in accordance with these rules (but subject to any Retention Period) as soon as practicable after the Designated Corporate Officer determines that the Participant has returned to normal employment at the end of the career break and has continued to be in their normal employment for a period of three months from the date of return, and in that period has not given or received notice of termination of employment. For the purposes of this rule, “career break” means an extended period of unpaid leave from normal work, without ceasing to be an Employee of any member of the Group, with the agreement of the Company, which is designated by the Designated Corporate Officer as a career break for the purposes of these rules.

8.10.2

Unless any of the reasons set out in rule 8.2 (Exceptions), 8.5 (Death) or 9 (Corporate events) apply, if the Participant ceases to be an Employee before having returned to normal employment at the end of the career break or during the three-month period referred to in rule 8.10.1, then the Awards will lapse on cessation of employment. If any of the reasons set out in rule 8.2 (Exceptions) or 8.5 (Death) do apply, the Awards will Vest in accordance with these rules (but subject to any Retention Period) as soon as practicable after cessation of employment. If any of the reasons set out in rule 9 (Corporate events) apply, Awards will Vest in accordance with that rule.

9	Corporate events

9.1	Time of Vesting

9.1.1	If there is a Change of Control an Award Vests subject to rules 9.2 (Extent of Vesting) and 9.3 (Exchange of Awards).

9.1.2	If the Company is or may be affected by:

(i)

any demerger, delisting, distribution (other than an ordinary dividend) or other transaction which, in the opinion of the Designated Corporate Officer, might affect the current or future value of any Award; or

(ii)	any reverse takeover (not within rule 9.1.1 above), merger by way of a dual-listed company or other significant corporate event, as determined by the Designated Corporate Officer,

the Designated Corporate Officer may allow an Award to Vest to the extent specified in rule 9.2 (Extent of Vesting). The Designated Corporate Officer may impose other conditions on Vesting.

9.2	Extent of Vesting

Where an Award Vests under rule 9.1 (Time of Vesting):

9.2.1	an Award will Vest to the extent that any Condition has been met to the date of Vesting and subject to any such additional conditions as the Designated Corporate Officer may impose; and

9.2.2

unless the Designated Corporate Officer decides otherwise, the number of Shares in respect of which the Award Vests will be reduced to reflect the proportion of the period up to the end of the Restricted Period which had elapsed by the date of Vesting or to such greater extent as they may determine.

To the extent that the Award does not Vest as a result of this rule 9.2, the Designated Corporate Officer may decide that it will be exchanged (wholly or partly) under rule 9.3 (Exchange of Awards).

9.3	Exchange of Awards

An Award will not Vest following a Change of Control or an event described in rule 9.1.2 but will be exchanged pursuant to rule 9.6 (Exchange terms) where:

9.3.1	an offer to exchange the Award is made and accepted by a Participant; or

9.3.2	the Designated Corporate Officer, with the consent of the Acquiring Company, decides before the Change of Control that the Award will be automatically exchanged; or

9.3.3	the Participant’s variable remuneration is subject to regulatory deferral requirements in accordance with applicable Remuneration Rules, unless the Designated Corporate Officer decides otherwise.

9.4	Designated Corporate Officer

In this rule 9, “Designated Corporate Officer” means the person or persons identified by the Company as such immediately before the Change of Control.

9.5	Timing of exchange

Where an Award is to be exchanged under rule 9.3 (Exchange of Awards), the exchange is effective immediately following the relevant event.

9.6	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

9.6.1

must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company unless the Designated Corporate Officer decides that the new Award may instead confer a right to receive cash calculated by reference to the value of the existing Award at the date of exchange under rule 9.5 (Timing of exchange);

9.6.2	must be equivalent to the existing Award, subject to rule 9.6.4;

9.6.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 9.6.4, will Vest in the same manner and at the same time and be subject to the same Retention Period;

9.6.4	must:

(i)	be subject to a Condition which is, so far as possible, equivalent to any Condition applying to the existing Award; or

(ii)

not be subject to any Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 9.2 (Extent of Vesting) and Vest at the original Vesting date set by the Designated Corporate Officer on the grant of the Award; and/or

(iii)	be subject to such other terms as the Designated Corporate Officer considers appropriate in all the circumstances; and

is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 9.6.1 above.

10	Changing the Plan and termination

10.1	Designated Corporate Officer’s powers

Subject to rule 10.2 (Shareholder approval) and rule 2.2 (Creation and designation of Sub-Plans) of the BP Share Award Plan 2025, the Designated Corporate Officer may at any time change the Plan in any way, including changes to the terms of any Plan and/or any existing Award already granted which are:

10.1.1	to the disadvantage of the Participant; or

10.1.2	to the advantage of the Participant but only if the Plan would permit a new Award to be granted on those changed terms.

10.2	Shareholder approval

10.2.1

Except as described in rules 10.1 (Designated Corporate Officer’s powers) and 10.2.2, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	the Participants;

(ii)	the limits on the number of Shares, cash or other benefits subject to the Plan;

(iii)

the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(iv)	the terms of this rule 10.2.1.

10.2.2

The Designated Corporate Officer can change the Plan (and/or any existing Award already granted) and need not obtain the approval of the Company in general meeting for any changes to a Condition in accordance with rule 2.9 (Conditions) or for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation or regulation;

(iii)	to take account of any changes to legislation or regulation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

10.2.3	The Company in general meeting must approve in advance by ordinary resolution any proposed change to rule 2.7 (Plan limits).

10.3	Employees’ share scheme

No amendment or operation of the Plan will be effective to the extent that the Plan would cease to be an “employees’ share scheme” as defined in Section 1166 of the Companies Act 2006.

10.4	Notice

The Designated Corporate Officer is not required to give Participants notice of any changes.

10.5	National provisions

Notwithstanding any other provision of the Plan, but subject always to rule 10.1 (Designated Corporate Officer’s powers) the Company may amend or add to the provisions of the Plan as it considers necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas laws including but not limited to taxation, securities or exchange control laws, provided that the terms of Awards granted to such Participants are not more favourable overall than the terms of Awards granted to other Participants.

10.6	Termination

The Plan will terminate on the 10th anniversary of shareholder approval of the BP Share Award Plan 2025 unless the shareholders provide a further approval by ordinary resolution for the BP Share Award Plan 2025 (and Sub-Plans made thereunder) to continue but the Designated Corporate Officer may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards but no further Awards may be granted under the Plan.

11	General

11.1	Terms of employment

11.1.1	For the purposes of this rule 11.1, “Employee” means any person who is or will be eligible to be a Participant, or any other person.

11.1.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship with any member of the Group; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

11.1.3

Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company or any member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

11.1.4	The grant of Awards on a particular basis in any year does not create any right to or expectation of the grant of Awards on the same basis, or at all, in any future year.

11.1.5	The benefit to an Employee of participating in the Plan shall not form any contractual right and shall not be pensionable or benefit bearing.

11.1.6

No Employee has a right to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

11.1.7

Without prejudice to an Employee’s right in respect of Awards, including their Vesting or release, subject to and in accordance with the express terms of the Plan, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Awards or their Vesting or release. Any and all discretions, decisions or omissions relating to the Awards or their Vesting or release may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and their employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

11.1.8	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to Awards or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan, or any grant of Awards or their Vesting or release.

11.1.9

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of its rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan and the Conditions, in consideration for, and as a condition of, the grant of Awards under the Plan.

11.1.10

Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

11.1.11

Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

11.2	Tax

11.2.1

The Participant will be responsible for all taxes, social security contributions and other liabilities applicable to them arising out of or in connection with an Award or the acquisition, holding or disposal of Shares or any interest in them or any changes in the rights or restrictions attached to them.

11.2.2

If the Grantor, any member of the Group or the trustee of any employee benefit trust has any liability to pay or account for any such tax, contribution, levy or charge, it will normally meet the liability by selling Shares to which the Participant becomes entitled on their behalf and using the proceeds to meet the liability. However, the Designated Corporate Officer may decide that the liability will, instead, be met by:

(i)	deducting the amount of the liability from any cash payment due under the Plan;

(ii)	reducing the number of Shares to which the Participant would otherwise be entitled; and/or

(iii)	deducting the amount from any payment of salary, bonus or other payment due to the Participant.

11.2.3

The Participant will enter into any elections required by the Designated Corporate Officer, including tax elections and/or elections to transfer any liability, or agreements to pay social security contributions.

11.2.4

Notwithstanding anything else in these rules, the Vesting of an Award or the issue or transfer of Shares or any payment of cash may be delayed until the Participant has done all things reasonably required by the Designated Corporate Officer to give effect to this rule 11.2.

11.3	Designated Corporate Officer’s decision final and binding

The decision of the Designated Corporate Officer, on the interpretation of the Plan and/or the terms of any Award, or in any dispute relating to an Award granted or matter relating to the Plan, will be final and conclusive.

11.4	Third party rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant and no third party has any rights under the Contracts (Rights of Third Parties) Act 1999 or any equivalent local legislation to enforce any term of this Plan, provided that any member of the Group may rely on and enforce all of the terms of the Plan. This does not affect any other right or remedy of a third party which may exist.

11.5	Documents provided to shareholders

Prior to the Participant becoming a shareholder of the Company, the Company is not required to provide to Participants copies of any documents or notices normally sent to the holders of its Shares.

11.6	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer or any other member of the Group to bear the costs in respect of an Award to that Participant.

11.7	Regulations

The Designated Corporate Officer has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

11.8	Employee trust

Any member of the Group may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 682 of the Companies Act 2006.

11.9	Data protection

11.9.1

Subject to rule 11.9.3, by participating in the Plan and accepting an Award, the Participant consents to the holding and processing of personal information provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)	administering and maintaining Participant records;

(ii)	providing information to members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(iii)	providing information to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works; and

(iv)	transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

11.9.2

The Participant is entitled to a copy of the personal information held about them (subject to payment of any fee set by the Designated Corporate Officer where charging such a fee would be lawful). If anything is inaccurate, the Participant has the right to have it corrected.

11.9.3

The basis for any processing of personal information about the Participant under the EU’s General Data Protection Regulation (2016/679) (“GDPR”) (or any successor laws, including its incorporation into UK law as the UK GDPR) is set out in the Company’s Fair Processing Notice on people@bp as well as the Privacy Notices held by the Plan Administrators. The Fair Processing Notice and Privacy Notices also contain details about how the Participant’s personal information is processed and the Participant’s rights in relation to that information. The Participant has a right to review the Fair Processing Notice and Privacy Notices.

11.10	Consents

All allotments and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he or she needs to fulfil in order to obtain or avoid the necessity for any such consent.

11.11	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

11.12	Listing

If and for so long as the Shares are listed and traded on a public market, the Company will apply for listing of any Shares issued under the Plan as soon as practicable.

11.13	Payment of nominal value

If the Award is to be satisfied by the issue of New Issue Shares, the Designated Corporate Officer is authorised to capitalise the reserves of the Company. The amount to be capitalised will be the nominal value of a Share multiplied by the number of Shares to be issued.

11.14	Separate provisions

11.14.1

Each of the provisions of these rules is entirely separate and independent from each of the other provisions. If any provision of any rule is found to be invalid, illegal or unenforceable, in whole or in part, in relation to an Award or a Participant, the provision shall apply to that Award or Participant with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

11.14.2

To the extent it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it will be deemed, to the extent that it is illegal, invalid or unenforceable, never to have been part of these rules in relation to that Award or that Participant and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of that or any other rule.

11.15	Notices

11.15.1

Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any website.

11.15.2

Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or by electronic means to it at its registered office or such other place, and by such other means, as the Designated Corporate Officer or duly appointed agent may decide and notify to Participants.

11.15.3

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

11.16	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

Schedule 1

US

This United States (“US”) Schedule has been adopted by the Designated Corporate Officer and shall vary the terms of the Plan (and any other related documents) accordingly for all US Participants. For the purposes of this Schedule, a “US Participant” means a Participant who is:

(i)	a US citizen;

(ii)	a US permanent resident (as may be evidenced by a so-called “green card” and/or participation in a US tax-qualified pension plan sponsored by a member of the Group);

(iii)	a non-US citizen who is posted to the United States on or after Vesting and who is (or expected to become) subject to US taxation as a resident alien; or

(iv)

a non-US citizen subject to US taxation, including a non-resident alien taxpayer of the United States, but only to the extent that his or her participation in the Plan gives rise to income or deemed income from a US source subject to taxation under the Internal Revenue Code of 1986, as amended (the “Code”).

Rule 1 (Definitions) shall be varied by adding the following definition of Change of Control:

‘Change of Control’ for US Participants shall mean a change in the ownership of the Company, change in effective control of the Company or change in the ownership of a substantial portion of the Company’s assets, as such phrases are specifically defined by United States Treasury Regulations Section 1.409A-3(i)(5)(v), (vi) and (vii), as applicable to the terms herein and as may hereafter be amended.

Rule 2.9.2 shall be varied by adding the following:

Notwithstanding anything in the Plan rules to the contrary, with the exception of rule 7.2 (Minimum malus and clawback circumstances), the Designated Corporate Officer may not waive or change conditions which require a US Participant to remain employed or to perform services as a condition of the Vesting or release of Restricted Share Units, or in violation of Section 409A of the Code.

Rule 5.4.1 shall be varied by adding the following:

The issue or transfer of Shares upon Vesting will occur no later than the end of the calendar year in which the relevant Vesting Date occurs, or if later, by the 15th day of the third month following the Vesting Date, subject to rule 5.3 (Dealing Restrictions).

Rule 8.2 (Exceptions) shall be replaced in its entirety to read as follows:

8.2	Leaving in exceptional circumstances

If a US Participant ceases to be an Employee for any of the reasons set out below after the end of the calendar year in which his or her Restricted Share Units are granted , then his or her Restricted Share Units will Vest on the original Vesting Date and lapse as to the balance. The reasons are:

(1) Disability. For the purposes of this rule, a US Participant will be considered Disabled if he or she is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of a member of the Group; or (iii) otherwise disabled within the meaning of Section 409A of the Code;

(2) A US Participant’s involuntary termination of employment with any member of the Group, other than due to such Participant’s conduct or performance. For avoidance of doubt, the following circumstances will be considered an involuntary termination of employment: (A) termination of a US Participant’s employment by his or her employer with no anticipated return to employment with a member of the Group, or a termination considered by the directors to have been initiated by the US Participant’s employer with no anticipated return to employment with a member of the Group, in both cases where the termination is not based on the US Participant’s conduct or performance; (B) termination of a US Participant’s employment as a result of a Change of Control. A transfer of employment from one member of the Group to another will not be considered a termination of employment, nor will a reduction in hours, unless such is considered an involuntary “separation from service” within the meaning of Section 409A of the Code;

(3) If a US Participant’s termination of employment occurs by mutual agreement between the Participant and the Company to an agreed and planned exit date, the Designated Corporate Officer may in his or her sole discretion permit the Award to continue to Vest, and will be subject to any additional conditions or requirements as the Designated Corporate Officer may impose.

(4) Unless the Designated Corporate Officer decides otherwise and other than in the case where the Participant leaves employment due to Disability, the number of Shares in respect of which the Award Vests will be reduced either: (i) to reflect the proportion of the period between the Award Date and the normal Vesting Date which had elapsed by the date the Participant leaves employment; or (ii) on any other basis as determined by the Designated Corporate Officer.

Rule 8.5 (Death) shall be varied by adding the following:

The Shares will in all circumstances be delivered within 90 days after the date of the Participant’s death.

Rule 8.7 shall be varied by adding the following:

Notwithstanding the foregoing, the Designated Corporate Officer may not shorten or otherwise accelerate the Vesting of any Awards from its initial Vesting Date.

Rule 8.9 (Transfer) shall be varied by adding the following:

Rule 8.9 (Transfer) is not intended to be applied to a US Participant.

Rule 8.10 (Career breaks) shall be varied by adding the following:

For US Participants, a career break shall only be recognised for the purposes of this Plan if the Participant is reasonably expected to return to work with the Company after the expiry of the break and such break is approved by the Company in advance of the break’s onset. The maximum recognized period for a career break for US Participants will be six (6) months (or such longer period if the Participant has a legal or contractual right to return to work with the Company immediately following the expiry of the break), with a voluntary termination of employment considered to have taken place for purposes of the Plan for any such longer period, as determined in accordance with Section 409A of the Code.

Rule 9.2 (Extent of Vesting) shall be varied by adding the following:

Notwithstanding anything to the contrary, the issue or transfer of Shares upon an Award Vesting will be within 90 days after such corporate event.

The following shall be added as Rule 12

12	Compliance with Section 409A and Other Applicable Laws

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with the requirements of Section 409A of the Code with respect to US Participants. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code to the extent required. Notwithstanding any provision of the Plan to the contrary, if a US Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of separation from service, to the extent necessary to comply with Section 409A of the Code, any payment required under this Plan shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of the Participant’s separation from service, or death if earlier. In no event may the US Participant, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything else in the Plan, the Plan shall be unfunded for the purposes of Section 409A of the Code.

Notwithstanding any provision of this Plan to the contrary, the Designated Corporate Officer may amend or terminate the grant, Vesting and/or release of Restricted Share Units under this Plan at any time and without prior notice if the Designated Corporate Officer determines in its sole discretion that such action is necessary or advisable to avoid or mitigate potential non-compliance with applicable law or if compliance would create unreasonable administrative burdens. If the terms of a grant, Vesting or release of Restricted Share Units are amended or terminated, the Company is under no obligation to provide any consideration or remuneration in lieu of the grant, Vesting and/or release of Restricted Share Units.

All taxes, penalties, or interest imposed on any Participant due to any failure to comply with Section 409A of the Code or other tax rule shall be the Participant’s responsibility and no member of the Group shall have any obligation to keep the Participant whole.

Schedule 2

Restricted Cash Units

1	Rules

The rules of the Plan will apply to grants made under this Schedule 2, as modified by the terms of this Schedule 2 and (to the extent necessary) as modified by Schedule 1 (US).

2	Definitions

“Restricted Cash Units” means a conditional entitlement to a payment of cash as described in paragraph 3 (Restricted Cash Units) of this Schedule 2.

3	Restricted Cash Units

Restricted Share Units will be referred to for the purposes of this Schedule as Restricted Cash Units. Any Restricted Cash Units granted under this Schedule 2 will give Participants a right to receive a cash sum only.

In addition, any Dividend Equivalents will be paid in cash only.

No shares may be issued or transferred in satisfaction of grants under this Schedule 2 and references to Restricted Share Units, Vesting and release shall be construed accordingly.

4	No rights as shareholders

As a result only of their participation under this Schedule 2, Participants will have no rights as shareholders of the Company and no rights to acquire Shares.

5	Payments of cash

Subject to paragraph 6 (Retention Period) of this Schedule, following Vesting of Restricted Cash Units, the Grantor will make a cash payment to the Participant in accordance with rule 5.7.1 of the Plan.

If the Restricted Cash Units carry a Dividend Equivalent, it will be paid in cash at the same time as the Restricted Cash Units are satisfied.

6	Retention Period

6.1

If Restricted Cash Units are subject to a Retention Period, the Restricted Cash Units will continue in respect of the Retention Shares through the Retention Period (subject to rule 6 (Retention Period) of the Plan as varied by this Schedule).

6.2

The Designated Corporate Officer shall calculate the number of Shares which Vest in accordance with rule 5 (Vesting) but the cash payment referred to in paragraph 5 (Payments of cash) of this Schedule in respect of the Retention Shares will be:

6.2.1	determined based on the price of a Share at the end of the Retention Period; and

6.2.2	made at the end of the Retention Period, subject to rule 6 (Retention Period) of the Plan.